Exhibit 3.1
Amendment No. 1 to the
Amended and Restated By-laws of
Novavax, Inc.
     Section 4.2 of the By-laws of the Corporation is hereby amended to read in full as follows:
4.2 CERTIFICATES OF STOCK. The shares of the corporation’s stock may be certificated or uncertificated, as provided under the General Corporation Law of the State of Delaware. Any certificates representing shares of stock shall be in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by the stockholder in the corporation. Each such certificate shall be signed by, or in the name of the corporation by, the Chairman or Vice Chairman, if any, of the Board of Directors, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation. Any or all of the signatures on the certificate may be a facsimile.
Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the By-laws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice that shall set forth any restrictions on the transfer or registration of such shares of stock imposed by the corporation’s articles of incorporation, these By-laws, any agreement among shareholders or any agreement between shareholders and the corporation.
     Section 4.3 of the By-laws of the Corporation are hereby amended to read in full as follows:
4.3 TRANSFERS. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the corporation, if such shares are certificated, by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, or upon proper instructions from the holder of uncertificated shares in each case, with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these By-laws.
     Section 4.4 of the By-laws of the Corporation are hereby amended to read in full as follows:
4.4 LOST, STOLEN OR DESTROYED CERTIFICATES. The corporation may issue (i) upon written request to the transfer agent or registrar of the corporation, a new certificate of stock, or (ii) uncertificated shares in place of any certificate or certificates previously issued by the corporation in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.